Exhibit 99.1

Blue Apron Holdings, Inc. Reports First Quarter 2021 Results

Key Highlights:

●	Net revenue for the first quarter of 2021 increased 27% year over year to $129.7 million driven by an increase in customers and continued improvement in key customer metrics.
●	Customers increased by approximately 15,000 year over year and by approximately 38,000 over the prior quarter.
●	Year-over-year growth in key customer metrics continued as Average Revenue per Customer increased 22% to a record $331, Order per Customer rose 15% to 5.4 and Average Order Value grew 7% to approximately $62.
●	Began implementing corporate governance enhancements.

New York, NY – May 6, 2021 – Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the quarter ended March 31, 2021.

“Blue Apron had a strong 2021 first quarter with net revenue rising 27% year over year to $129.7 million, representing our fourth consecutive quarter of double-digit year over year net revenue growth,” said Linda Findley Kozlowski, Blue Apron’s President and Chief Executive Officer. “The first quarter marked another period of year-over-year improvements in all of our key customer metrics. In particular, strong Average Order Value and Orders per Customer drove a 22% improvement in Average Revenue per Customer to an all-time quarterly record level. This demonstrates that Blue Apron’s differentiated, high-quality offerings are being increasingly valued by our customers. Our return-focused marketing programs are growing awareness of, and demand for, our newest offerings, including those that provide customers more variety and customization options. Our product innovations and marketing programs are helping to drive higher engagement with new and existing customers as Orders per Customer for both groups rose year over year as well as on a quarterly sequential basis for the fourth consecutive quarter.”

Key Customer Metrics

Improvements in key customer metrics in the chart below reflect the company’s product initiatives, and targeted marketing investments as well as, to some degree, the ongoing benefit of changes in consumer behavior related to the pandemic, other operating trends and seasonality.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Orders (in thousands)	2,104	1,879	1,763
Customers (in thousands)	391	353	376
Average Order Value	$61.63	$61.43	$57.68
Orders per Customer	5.4	5.3	4.7
Average Revenue per Customer	$331	$327	$271

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Kozlowski continued, “Since I joined Blue Apron two years ago, we’ve focused on attracting and retaining high-value customers through ongoing product innovation and added flexibility as well as more efficient marketing. Reflecting this focus, in the first quarter of 2021, Average Revenue per Customer exceeded $331, marking an approximately 28%, or $73, increase over the first quarter of 2019. In addition, we’re benefiting from new operational efficiencies, which has generally enabled us to meet demand, and launch more new products. We believe our ongoing focus on these critical metrics, combined with improved effectiveness of our marketing and operations, more consumers demonstrating a desire to cook at home, and our strong brand affinity, positions Blue Apron for further growth, and future positive Adjusted EBITDA on a sustainable basis.”

First Quarter 2021 Financial Results

●	Net revenue in the first quarter of 2021 increased 27% year over year to $129.7 million. The increase in net revenue was primarily due to an increase in Customers, as well as continued improvements in Orders per Customer and Average Order Value reflecting the continued execution of the company’s growth strategy, including through product innovation, and the changes in consumer behaviors relating to the pandemic.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, increased 340 basis points year over year from 59.5% to 62.9% and 230 basis points on a sequential basis largely driven by an increase in food and labor costs due to investments made to increase fulfillment center capacity as well as the increased use of premium ingredients related to enhanced product offerings to provide product variety, flexibility and additional choice for customers, partially offset by a decrease in external packaging costs due to pricing improvements.
●	Marketing expenses were $19.9 million, or 15.4% as a percentage of net revenue, in the first quarter of 2021, compared to $15.0 million, or 14.8% as a percentage of net revenue, in the first quarter of 2020, as the company increased its marketing efforts to further support its growth strategy.
●	Product, technology, general and administrative (PTG&A) costs increased 7% year over year from $34.2 million in the first quarter of 2020 to $36.6 million in the first quarter of 2021 primarily reflecting actions taken to implement safety measures in the company’s fulfillment centers in response to the pandemic. As a percentage of net revenue, PTG&A improved 540 basis points year over year from 33.6% to 28.2% due to the continued scaling of the business.
●	Net loss was $15.7 million, and diluted loss per share was $0.88, in the first quarter of 2021 based on 17.9 million weighted-average common shares outstanding, compared to a net loss of $20.1 million, and diluted loss per share of $1.51, in the first quarter of 2020 based on 13.3 million weighted-average common shares outstanding.
●	Adjusted EBITDA decreased 5% year over year to a loss of $6.1 million in the first quarter of 2021, compared to a loss of $5.8 million in the first quarter of 2020.

Liquidity and Capital Resources

●	Cash and cash equivalents were $29.6 million as of March 31, 2021.
●	Cash used in operating activities totaled $12.0 million for the first quarter of 2021 compared to cash used of $12.6 million in the first quarter of the prior-year period. Capital expenditures totaled $1.7 million for the first quarter of 2021, representing an increase of $0.1 million in capital expenditures from the first quarter of 2020.
●	Free cash flow was $(13.7) million for the first quarter of 2021 compared to $(14.2) million in the first quarter of the prior-year period driven by improved operating cash flow, partially offset by slightly increased capital expenditures.

●	Subsequent to the three months ended March 31, 2021, the company amended its senior secured term loan to provide more flexibility around accessible liquidity. Details on this amendment can be found in the company’s Form 8-K that was filed with the Securities and Exchange Commission (the “SEC”) this morning.

Corporate Governance Enhancements

Blue Apron has begun to implement a series of corporate governance enhancements, which include:

●	Declassifying the Board of Directors from its current three classes into a single class over the next three years, if approved by the company’s stockholders at the annual meeting of stockholders to be held on June 14, 2021;
●	Amending the voting standard for director elections from the current plurality standard to a majority voting standard, expected to be approved by the board of directors following the annual meeting in June;
●	Adopting stock ownership guidelines for all non-employee directors and Blue Apron’s Chief Executive Officer; and
●	Disclosing the company’s corporate social responsibility initiatives.

Second Quarter 2021 Outlook

Blue Apron today provided an outlook for certain second quarter 2021 financial metrics, reflecting certain assumptions regarding the business, including the execution of the company’s strategic growth initiatives and ongoing operational improvements, and planned investment increases in marketing initiatives, as well the company’s ability to manage liquidity in compliance with its debt covenants. In addition, the outlook for the second quarter of 2021 assumes the seasonal fluctuations between the first and second quarter periods will return to the historical patterns experienced pre-pandemic. The following guidance also assumes that the company will not experience any unforeseen significant disruptions in its fulfillment operations or supply chain.

For the second quarter, the company expects net revenue will be approximately $122 million to $126 million. The company expects to incur a net loss of no more than $17 million and an adjusted EBITDA loss of no more than $7 million.

For the full year 2021, Blue Apron expects to generate high single digit to low double-digit net revenue growth, with the expectation that the second half of 2021 will demonstrate a return to year-over-year growth following the slight expected decline in the second quarter.

Conference Call and Webcast

Blue Apron will hold a conference call and webcast today at 8:30 a.m., Eastern Time to discuss its first quarter 2021 results and business outlook. The conference call can be accessed by dialing (844) 369-8770 or (862) 298-0840. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will also be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Thursday, May 13, 2021 by dialing (877) 481-4010 or (919) 882-2331, utilizing the conference ID 41160.

About Blue Apron

Blue Apron’s vision is “better living through better food.” Launched in 2012, Blue Apron offers fresh, chef-designed recipes that empower home cooks to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives. Through its mission to spark discovery, connection and joy through cooking, Blue Apron continuously focuses on bringing incredible recipes to its customers, while minimizing its carbon footprint, reducing food waste, and promoting diversity and inclusion.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," “forecasts,” "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company’s ability, including the timing and extent, to sufficiently manage costs and to fund investments in its operations from cash from operations and additional equity and/or debt financings in amounts necessary to maintain compliance with financial and other covenants under its indebtedness while continuing to support the execution of its growth strategy; the company achieving its expectations regarding expenses and net revenue and its ability to grow adjusted EBITDA and to achieve or maintain profitability; its ability, including the timing and extent, to successfully execute its growth strategy, cost-effectively attract new customers and retain existing customers, including its ability to sustain any increase in demand resulting from both its growth strategy and the COVID-19 (coronavirus) pandemic, and its ability to continue to expand its direct-to-consumer product offerings, and to continue to benefit from the implementation of operational efficiency practices; changes in consumer behaviors that could lead to declines in demand, both as the COVID-19 pandemic’s impact on consumer behavior tapers, particularly as a result of fewer restrictions on dining options, and as COVID-19 vaccines become widely available in the United States, and/or if consumer spending habits are negatively impacted by worsening economic conditions; the company’s ability to attract and retain qualified employees and key personnel in sufficient numbers; the company’s ability to effectively compete; its ability to maintain and grow the value of its brand and reputation; any material and adverse impact of the COVID-19 pandemic on the company’s operations and results, including as a result of inability to meet demand due to insufficient labor, whether as a result of heightened absenteeism or challenges in recruiting and retention or otherwise, prolonged closures, or series of temporary closures, of one or more fulfillment centers, or supply chain or carrier interruptions or delays; its expectations regarding, and the stability of, its supply chain, including potential shortages or interruptions in the supply or delivery of ingredients, as a result of COVID-19 or otherwise; its ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; its ability to accommodate general changes in consumer tastes and preferences or in consumer spending; its ability to comply with modified or new laws and regulations applying to its business; risks resulting from its vulnerability to adverse weather conditions, natural disasters and public health crises, including pandemics; its ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021 and the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 6, 2021, and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes other operating expense, as other operating expense represents non-cash impairment charges on long-lived assets, a non-cash gain, net of termination fee, on lease termination, and restructuring costs;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures”.

Use of Key Customer Metrics

This press release includes various key customer metrics that we use to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance, and make strategic decisions. You should read these metrics in conjunction with our financial statements. We define and determine our key customer metrics as follows:

Orders

We define Orders as the number of paid orders by our Customers across our meal, wine and market products sold on our e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

We determine our number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across our meal, wine or market products sold on our e-commerce platforms in a given reporting period.

Average Order Value

We define Average Order Value as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

We define Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

We define Average Revenue per Customer as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com

Investor Contact

investor.relations@blueapron.com

aprn@jcir.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,556	$44,122
Accounts receivable, net	170	116
Inventories, net	22,531	18,185
Prepaid expenses and other current assets	25,316	23,651
Total current assets	77,573	86,074
Property and equipment, net	121,218	125,208
Other noncurrent assets	2,926	4,053
TOTAL ASSETS	$201,717	$215,335
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$31,556	$23,691
Accrued expenses and other current liabilities	33,651	41,632
Current portion of long-term debt	3,500	3,500
Deferred revenue	7,237	6,269
Total current liabilities	75,944	75,092
Long-term debt	28,087	28,747
Facility financing obligation	35,944	35,957
Other noncurrent liabilities	11,122	11,564
TOTAL LIABILITIES	151,097	151,360
TOTAL STOCKHOLDERS’ EQUITY	50,620	63,975
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$201,717	$215,335

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Net revenue	$129,706	$101,857
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	81,592	60,638
Marketing	19,940	15,032
Product, technology, general and administrative	36,551	34,217
Depreciation and amortization	5,620	6,753
Other operating expense	—	3,198
Total operating expenses	143,703	119,838
Income (loss) from operations	(13,997)	(17,981)
Interest income (expense), net	(1,708)	(2,155)
Income (loss) before income taxes	(15,705)	(20,136)
Benefit (provision) for income taxes	(16)	(9)
Net income (loss)	$(15,721)	$(20,145)

Net income (loss) per share - basic	$(0.88)	$(1.51)
Net income (loss) per share - diluted	$(0.88)	$(1.51)
Weighted-average shares outstanding - basic	17,939,682	13,305,805
Weighted-average shares outstanding - diluted	17,939,682	13,305,805

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(15,721)	$(20,145)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	5,620	6,753
Loss (gain) on build-to-suit accounting derecognition	—	(4,936)
Loss on impairment	—	7,448
Changes in reserves and allowances	131	(425)
Share-based compensation	2,319	2,240
Non-cash interest expense	215	182
Changes in operating assets and liabilities:	(4,515)	(3,721)
Net cash from (used in) operating activities	(11,951)	(12,604)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,746)	(1,611)
Proceeds from sale of property and equipment	54	59
Net cash from (used in) investing activities	(1,692)	(1,552)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(875)	—
Payments of debt issuance costs	(69)	—
Proceeds from exercise of stock options	—	486
Principal payments on capital lease obligations	(53)	(77)
Net cash from (used in) financing activities	(997)	409
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(14,640)	(13,747)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	45,842	46,443
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$31,202	$32,696

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(15,721)	$(11,861)	$(20,145)
Share-based compensation	2,319	2,119	2,240
Depreciation and amortization	5,620	5,704	6,753
Other operating expense	—	—	3,198
Interest (income) expense, net	1,708	2,370	2,155
Provision (benefit) for income taxes	16	—	9
Adjusted EBITDA	$(6,058)	$(1,668)	$(5,790)

	Three Months Ended
	March 31,
	2021	2020
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(11,951)	$(12,604)
Purchases of property and equipment	(1,746)	(1,611)
Free cash flow	$(13,697)	$(14,215)

Second Quarter 2021 Outlook

Three Months Ended
June 30, 2021
Low
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(17,000)
Share-based compensation	2,300
Depreciation and amortization	5,800
Interest (income) expense, net	1,900
Provision (benefit) for income taxes	0
Adjusted EBITDA	$(7,000)